Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. REPORTS 2015 FIRST QUARTER RESULTS

NEW YORK, NY, April 30, 2015 - Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the first quarter ended March 31, 2015. Operating EBITDA* in the first quarter of 2015, which included 14 days of annual maintenance downtime, was $61.3 million, compared to $59.0 million in the first quarter of 2014, which had no annual maintenance downtime, and $71.3 million in the fourth quarter of 2014, which had two days of annual maintenance downtime.

For the first quarter of 2015, we had net income of $13.6 million, or $0.21 per basic and diluted share, which included a non-cash loss of $6.6 million, or $0.10 per share, on the foreign exchange translation of certain intercompany debt as a result of the strengthening of the U.S. dollar, compared to $21.0 million, or $0.38 per basic and $0.37 per diluted share, in the first quarter of 2014.

Summary Financial Highlights

	Q1 2015	Q4 2014	Q1 2014

	(in millions, except per share amounts)
Pulp revenues	$234.7	$258.7	$278.5
Energy and chemical revenues	$22.9	$23.9	$27.2
Operating income	$43.9	$52.3	$39.2
Operating EBITDA*	$61.3	$71.3	$59.0
Foreign exchange loss on intercompany debt	$(6.6)	$(1.4)	$(0.1)
Loss on settlement of debt	$—	$(28.5)	$—
(Loss) gain on derivative instruments	$(0.5)	$2.3	$3.2
Income tax provision	$(9.3)	$(6.0)	$(1.9)
Net income(1)	$13.6	$3.2	$21.0
Net income per share(1)
Basic	$0.21	$0.05	$0.38
Diluted	$0.21	$0.05	$0.37
Common shares outstanding at period end	64.5	64.3	55.9

(1)	Attributable to common shareholders.

*

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See page 4 of the financial tables included in this press release for a reconciliation of net income attributable to common shareholders to Operating EBITDA.

Summary Operating Highlights

	Q1 2015	Q4 2014	Q1 2014

Pulp production (‘000 ADMTs)	362.6	373.7	381.8
Annual maintenance downtime (‘000 ADMTs)	19.2	3.8	—
Annual maintenance downtime (days)	14	2	—
Pulp sales (‘000 ADMTs)	349.7	361.3	381.4
Average NBSK pulp list price in Europe ($/ADMT)(1)	887	935	920
Average NBSK pulp list price in North America ($/ADMT) (1)	995	1,025	1,017
Average NBSK pulp list price in China ($/ADMT) (1)	663	715	757
Average pulp sales realizations ($/ADMT)(2)	665	709	723
Energy production (‘000 MWh)	455.0	469.0	466.3
Energy sales (‘000 MWh)	199.2	201.8	201.5
Average energy sales realizations ($/MWh)	95	105	115
Average Spot Currency Exchange Rates:
$ / €(3)	1.1246	1.2497	1.3705
$ / C$(3)	0.8057	0.8808	0.9065

(1)	Source: RISI pricing report.
(2)	Sales realizations after discounts. Incorporates the effect of pulp price variations occurring between the order and shipment dates.
(3)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

President’s Comments

Mr. Jimmy S.H. Lee, President and Chairman, stated: “Overall our mills generally performed well in the first quarter of 2015 and our German mills achieved targeted production levels. Our Celgar mill had 14 days of annual maintenance downtime in the first quarter of 2015, which resulted in marginally lower pulp and energy production. In the current quarter, chemical production increased due to the ramp up of production of tall oil at our Rosenthal mill.

In the first quarter of 2015, we had Operating EBITDA of $61.3 million, after giving effect to approximately $11.4 million in direct costs attributable to annual maintenance downtime. Many of our competitors who report their financial results using “IFRS” capitalize their direct costs of maintenance shutdowns.”

Mr. Lee said: “As our operating costs are primarily incurred in euros and Canadian dollars and our principal product, NBSK pulp, is quoted in U.S. dollars, our business and operating margins materially benefit from the strengthening of the U.S. dollar. Such benefit is partially offset by the rapid strengthening of the U.S. dollar putting downward pressure on pulp prices as a stronger U.S. dollar increases costs to our European and Asian customers. Our energy and chemical sales are made in local currencies and, as a result, our price realizations decline in U.S. dollar terms when the U.S. dollar strengthens.”

Mr. Lee added: “During the current quarter of 2015, the U.S. dollar was 18% and 11% stronger against the euro and Canadian dollar compared to the same period of 2014. This in large part contributed to a 20% reduction in our costs and expenses in the first quarter of 2015 from the same quarter of 2014.”

Mr. Lee continued: “In the first quarter of 2015, pulp sales volumes decreased by 3% compared to the fourth quarter of 2014, primarily due to weaker sales in China as a result of seasonal factors, including Chinese New Year. Demand in Europe was steady in the current quarter. List prices for NBSK pulp in both Europe and China trended downwards in the first quarter of 2015, largely due to the strengthening of the U.S. dollar and weaker demand in China. In the first quarter of 2015, list prices in China were also negatively affected by the ramp up of a Russian NBSK pulp mill which aggressively priced its pulp in the Chinese market due to the weakness in the Russian ruble.

At the end of the current quarter, world producer inventories of NBSK pulp were generally balanced at about 33 days’ supply. Towards the end of the current quarter, we saw Chinese demand begin to increase due to customer restocking of inventories and new tissue capacity coming online.”

Mr. Lee added: “At the end of the current quarter, list pulp prices in Europe were approximately $860 per ADMT, while list prices in North America and China were approximately $980 per ADMT and $650 per ADMT, respectively. Looking forward, we currently expect increased demand and improved pricing in China in mid-2015, with pricing in Europe remaining essentially flat.”

Mr. Lee stated: “While energy and chemical revenues in the first quarter of 2015 benefited from increased sales volumes and modest price increases in tall oil, this was more than offset by the weakening of the euro and Canadian dollar and lower energy production at our Celgar mill when compared to the same period in 2014.”

Mr. Lee stated: “In the first quarter of 2015, our per unit fiber costs were approximately 18% lower than the same period of 2014 as a result of the strengthening of the U.S. dollar. In the second quarter of 2015, we currently expect our overall per unit fiber costs to be generally flat as a result of the strength of the U.S. dollar, largely offsetting marginally higher prices in local currencies.”

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Total revenues for the three months ended March 31, 2015 decreased by approximately 16% to $257.5 million from $305.7 million in the same quarter in 2014, due to both lower pulp and energy and chemical revenues. Pulp revenues in the quarter ended March 31, 2015 decreased by approximately 16% to $234.7 million from $278.5 million in the same quarter of 2014, due to lower sales volumes and pulp price realizations.

Energy and chemical revenues decreased by approximately 16% to $22.9 million in the first quarter of 2015 from $27.2 million in the same quarter of 2014, primarily due to the impact of a stronger U.S. dollar relative to the euro and Canadian dollar.

Pulp production decreased by approximately 5% to 362,629 ADMTs in the current quarter from 381,785 ADMTs in the same quarter of 2014, primarily because of higher maintenance downtime. We had 14 days (approximately 19,200 ADMTs) of annual maintenance downtime at our Celgar mill in the first quarter of 2015 and did not have any in the same period of 2014. We estimate that the annual maintenance downtime adversely impacted our Operating EBITDA by approximately $18.3 million, comprised of approximately $11.4 million in direct out-of-pocket costs and the balance for reduced production. Many of our competitors that report their financial results using “IFRS” capitalize their direct costs of maintenance shutdowns. Our Stendal mill’s annual maintenance shutdown is scheduled for ten days in the second quarter and two in the fourth quarter of 2015. Our Rosenthal mill’s annual maintenance shutdown is scheduled for 14 days in the third quarter of 2015.

Pulp sales volumes decreased by approximately 8% to 349,691 ADMTs in the current quarter from 381,355 ADMTs in the same quarter of 2014, primarily due to weaker demand from China. In the current quarter, average pulp price realizations decreased by approximately 8% from the same quarter of 2014.

Costs and expenses in the current quarter decreased by approximately 20% to $213.6 million from $266.4 million in the first quarter of 2014, primarily due to the impact of a stronger U.S. dollar on our euro and Canadian dollar denominated expenses and lower sales volumes, partially offset by higher annual maintenance costs.

Transportation costs decreased by approximately 21% to $17.3 million in the current quarter from $21.9 million in the same quarter of 2014 due to the stronger U.S. dollar.

On average, our overall per unit fiber costs in the current quarter decreased by approximately 18%, compared to the same quarter of 2014, as a result of the strengthening of the U.S. dollar versus the euro and the Canadian dollar more than offsetting increases in Celgar’s per unit fiber prices. In the current quarter, in euro terms, fiber prices in Germany were marginally lower than the comparative quarter as a result of a balanced wood market in Germany. In the current quarter, in Canadian dollar terms, fiber prices for our Celgar mill were higher than the comparative quarter due to increased demand for chips from coastal mills in the Celgar mill’s fiber procurement region.

In the first quarter of 2015, our operating income increased by approximately 12% to $43.9 million from $39.2 million in the same quarter of 2014, primarily due to the positive impact of a stronger U.S. dollar relative to the euro and Canadian dollar, partially offset by lower pulp price realizations and costs associated with annual maintenance downtime.

Interest expense in the current quarter decreased to $13.9 million from $17.5 million in the same quarter of 2014.

In the current quarter of 2015, as a result of the strengthening of the U.S. dollar versus the euro, we recorded a non-cash loss on the foreign exchange translation of certain intercompany debt between Mercer Inc. and its wholly-owned subsidiaries which reduced our net income by $6.6 million, or $0.10 per share.

In the current quarter, we recorded a non-cash derivative loss of $0.5 million on the mark to market adjustment of our Stendal mill’s interest rate derivative, compared to a non-cash derivative gain of $3.2 million in the same quarter of 2014.

The noncontrolling shareholder’s interest in the Stendal mill’s net income, which was eliminated in the third quarter of 2014, was $2.1 million in the first quarter of last year.

We reported net income attributable to common shareholders of $13.6 million, or $0.21 per basic and diluted share, for the first quarter of 2015, compared to $21.0 million, or $0.38 per basic and $0.37 per diluted share, in the same period of 2014.

Liquidity and Capital Resources

The following table is a summary of selected financial information as at the dates indicated:

	March 31, 2015	December 31, 2014

	(in thousands)
Financial Position
Cash and cash equivalents	$99,843	$53,172
Working capital	$271,656	$262,332
Total assets	$1,233,652	$1,326,807
Long-term liabilities	$760,875	$772,424
Total equity	$341,586	$438,880

As at March 31, 2015, we had approximately $117.8 million available under our revolving credit facilities.

During the current quarter, as a result of the strengthening of the U.S. dollar versus the euro and the Canadian dollar, we recorded a non-cash reduction in the carrying value of our net assets, consisting primarily of our fixed assets, denominated in euros and Canadian dollars. This non-cash reduction of approximately $111.8 million does not affect our net income, Operating EBITDA or cash flows but is reflected in our other comprehensive income (loss) and as a reduction to our total equity.

Earnings Release Call

In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Friday, May 1, 2015 at 10:00 AM (Eastern Daylight Time). Listeners can access the conference call live and archived for thirty days over the Internet at http://edge.media-server.com/m/p/g4q9ekuc or through a link on the Company’s home page at http://www.mercerint.com. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software.

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman, CEO & President

(604) 684-1099

David M. Gandossi

Executive Vice-President,

Chief Financial Officer & Secretary

(604) 684-1099

-FINANCIAL TABLES FOLLOW-

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands of U.S. dollars)

	March 31, 2015	December 31, 2014

ASSETS
Current assets
Cash and cash equivalents	$99,843	$53,172
Restricted cash	9,130	10,286
Receivables	135,600	141,088
Inventories	136,484	146,576
Prepaid expenses and other	4,614	6,745
Deferred income tax	17,176	19,968

Total current assets	402,847	377,835
Property, plant and equipment, net	779,211	883,150
Other assets	22,091	22,767
Deferred income tax	29,503	43,055

Total assets	$1,233,652	$1,326,807

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and other	$119,374	$102,225
Pension and other post-retirement benefit obligations	1,076	1,177
Debt	10,741	12,101

Total current liabilities	131,191	115,503
Debt	673,562	675,412
Interest rate derivative liability	16,325	17,962
Pension and other post-retirement benefit obligations	31,849	34,837
Capital leases and other	13,645	15,321
Deferred income tax	25,494	28,892

Total liabilities	892,066	887,927

Shareholders’ equity
Common shares $1 par value; 200,000,000 authorized;
64,464,000 issued and outstanding (2014 - 64,274,000)	388,613	386,338
Paid-in capital	3,194	4,769
Retained earnings	113,848	100,214
Accumulated other comprehensive income (loss)	(164,069)	(52,441)

Total shareholders’ equity	341,586	438,880

Total liabilities and shareholders’ equity	$1,233,652	$1,326,807

(1)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands of U.S. dollars, except per share data)

	Three Months Ended March 31,

	2015	2014
Revenues
Pulp	$234,657	$278,506
Energy and chemicals	22,890	27,179

	257,547	305,685
Costs and expenses
Operating costs	184,948	236,304
Operating depreciation and amortization	17,304	19,702
Selling, general and administrative expenses	11,364	10,436

Operating income	43,931	39,243

Other income (expense)
Interest expense	(13,884)	(17,450)
Foreign exchange loss on intercompany debt	(6,610)	(69)
Gain (loss) on derivative instruments	(524)	3,228
Other income (expense)	(14)	75

Total other income (expense)	(21,032)	(14,216)

Income before income taxes	22,899	25,027
Income tax benefit (provision)
Current	(3,352)	(122)
Deferred	(5,913)	(1,728)

Net income	13,634	23,177
Less: net income attributable to noncontrolling interest	—	(2,136)

Net income attributable to common shareholders	$13,634	$21,041

Net income per share attributable to common shareholders
Basic	$0.21	$0.38
Diluted	$0.21	$0.37

(2)

MERCER INTERNATIONAL INC.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands of U.S. dollars)

	Three Months Ended March 31,

	2015	2014
Cash flows from (used in) operating activities
Net income	$13,634	$23,177
Adjustments to reconcile net income to cash flows from operating activities
Unrealized loss (gain) on derivative instruments	524	(3,228)
Depreciation and amortization	17,387	19,787
Deferred income taxes	5,913	1,728
Foreign exchange loss on intercompany debt	6,610	69
Pension and other post-retirement expense	709	820
Stock compensation expense (reversal)	630	(269)
Other	456	583
Defined pension plan and post-retirement benefit plan contributions	(475)	(609)
Changes in working capital
Receivables	(9,621)	(17,332)
Inventories	(4,921)	18,723
Accounts payable and accrued expenses	27,773	22,242
Other	1,226	(6,012)

Net cash from (used in) operating activities	59,845	59,679

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(7,064)	(6,566)
Purchase of intangible assets	(873)	(1,740)
Other	222	179

Net cash from (used in) investing activities	(7,715)	(8,127)

Cash flows from (used in) financing activities
Repayment of debt	—	(30,541)
Repayment of capital lease obligations	(578)	(660)
Proceeds from sale and lease-back transactions	466	1,047
Proceeds from (repayment of) credit facilities, net	953	—
Proceeds from government grants	—	3,297
Other	(106)	—

Net cash from (used in) financing activities	735	(26,857)

Effect of exchange rate changes on cash and cash equivalents	(6,194)	(314)

Net increase in cash and cash equivalents	46,671	24,381
Cash and cash equivalents, beginning of period	53,172	147,728

Cash and cash equivalents, end of period	$99,843	$172,109

(3)

MERCER INTERNATIONAL INC.

COMPUTATION OF OPERATING EBITDA

(Unaudited)

(In thousands)

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. The following table sets forth the reconciliation of net income attributable to common shareholders to Operating EBITDA:

	Three Months Ended
	March 31,		December 31, 2014
	2015	2014
	(in thousands)
Net income attributable to common shareholders	$13,634	$21,041	$3,205
Net income attributable to noncontrolling interest	—	2,136	—
Income tax provision	9,265	1,850	6,017
Interest expense	13,884	17,450	15,445
Foreign exchange loss on intercompany debt	6,610	69	1,412
Loss on settlement of debt	—	—	28,494
Loss (gain) on derivative instruments	524	(3,228)	(2,277)
Other expense (income)	14	(75)	52

Operating income	43,931	39,243	52,348
Add: Depreciation and amortization	17,387	19,787	18,977

Operating EBITDA	$61,318	$59,030	$71,325

(4)

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